                                                                     Exhibit 4.5



                                                                  EXECUTION COPY



                             SHAREHOLDERS AGREEMENT

                                      AMONG

                   YONGHUA SOLAR POWER INVESTMENT HOLDING LTD.

                            WHF INVESTMENT CO., LTD.

                  YONGQIANG SOLAR POWER INVESTMENT HOLDING LTD.

                  YONGLIANG SOLAR POWER INVESTMENT HOLDING LTD.

                   YONGFA SOLAR POWER INVESTMENT HOLDING LTD.

                  YONGXING SOLAR POWER INVESTMENT HOLDING LTD.

                  YONGGUAN SOLAR POWER INVESTMENT HOLDING LTD.

                     FOREVER-BRIGHTNESS INVESTMENTS LIMITED

       YONGHUA LU (CHINESE CHARACTERS), HANFEI WANG (CHINESE CHARACTERS),
       RONGQIANG CUI (CHINESE CHARACTERS), YONGLIANG (CHINESE CHARACTERS),
      HAIJUAN YU (CHINESE CHARACTERS), XINGXUE TONG (CHINESE CHARACTERS),
         YUTING WANG (CHINESE CHARACTERS), MIN CAO (CHINESE CHARACTERS)

        CITIGROUP VENTURE CAPITAL INTERNATIONAL GROWTH PARTNERSHIP, L.P.

           CITIGROUP VENTURE CAPITAL INTERNATIONAL CO-INVESTMENT, L.P.

                              HONY CAPITAL II L.P.

                                LC FUND III L.P.

                              MOHAMED NASSER HARAM

                                RASHEED YAR KHAN

                        GOOD ENERGIES INVESTMENTS LIMITED

                                       AND

                        SOLARFUN POWER HOLDINGS CO., LTD.


                            DATED AS OF JUNE 27, 2006

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS..........................................................2

     1.1   DEFINITIONS.........................................................2

     1.2   ADDITIONAL DEFINITIONS..............................................6

     1.3   CONSTRUCTION........................................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES......................................7

     2.1   REPRESENTATIONS AND WARRANTIES OF THE PARTIES.......................7

ARTICLE III CORPORATE GOVERNANCE...............................................8

     3.1   GENERAL.............................................................8

     3.2   AUTHORITY OF THE BOARD OF DIRECTORS.................................8

     3.3   COMPOSITION OF THE BOARD OF DIRECTORS...............................8

     3.4   COMMITTEES OF THE BOARD.............................................8

     3.5   REMOVAL AND REPLACEMENT OF DIRECTORS................................9

     3.6   DIRECTORS' ACCESS TO INFORMATION....................................9

     3.7   BOARD MEETINGS.....................................................10

     3.8   ACTION BY THE BOARD................................................11

     3.9   REMUNERATION OF DIRECTORS..........................................11

     3.10  APPOINTMENT OF EXTERNAL AUDITORS...................................11

     3.11  APPOINTMENT OF EXECUTIVE OFFICERS..................................11

     3.12  SUBSIDIARIES.......................................................12

     3.13  INVESTORS' CONSENT RIGHTS..........................................12

     3.14  LIMIT ON SHAREHOLDER ACTION........................................14

ARTICLE IV PRE-EMPTIVE RIGHTS OF THE SHAREHOLDERS.............................14

     4.1   SHAREHOLDERS PRE-EMPTIVE RIGHTS....................................14

     4.2   NOTICE OF NEW ISSUANCES............................................15

     4.3   ADDITIONAL ALLOCATION PROCEDURES...................................15

     4.4   BINDING EFFECT OF THIS AGREEMENT...................................15

ARTICLE V RESTRICTIONS ON THE TRANSFER OF SHARES..............................15

     5.1   GENERAL............................................................15

     5.2   PERMITTED TRANSFERS................................................16

     5.3   LEGEND ON SHARE CERTIFICATES.......................................16

     5.4   RIGHT OF FIRST REFUSAL.............................................17

     5.5   TAG-ALONG RIGHTS...................................................18

     5.6   NO CIRCUMVENTION OF SHARE TRANSFER RESTRICTIONS....................19

     5.7   TRANSFER BY INVESTORS..............................................19

ARTICLE VI INITIAL PUBLIC OFFERING............................................19

     6.1   OBLIGATION TO CONDUCT A QUALIFYING IPO.............................19

     6.2   REGISTRATION RIGHTS................................................20

     6.3   LOCK-UP PERIOD.....................................................20

     6.4   PROPORTIONAL SALE IN AN INITIAL PUBLIC OFFERING....................20

ARTICLE VII CERTAIN COVENANTS OF THE COMPANY AND THE CONTROLLING INDIVIDUALS..20

     7.1   FINANCIAL INFORMATION..............................................20

     7.2   MAINTENANCE OF BOOKS AND RECORDS...................................21

     7.3   ACCESS TO BOOKS AND RECORDS........................................21

     7.4   AUDIT RIGHTS.......................................................21

     7.5   SECURITIES FILINGS.................................................21

     7.6   INSURANCE..........................................................21

     7.7   INTELLECTUAL PROPERTY PROTECTION...................................22

     7.8   NOTIFICATION OF SOLICITATION.......................................22

     7.9   OPERATIONAL AND STRATEGIC SUGGESTIONS..............................22

     7.10  CONTROLLING INDIVIDUALS' UNDERTAKING...............................22

     7.11  UNDERTAKINGS BY MR. YONGHUA LU.....................................22

ARTICLE VIII COVENANTS RELATED TO CONFIDENTIALITY AND NON-COMPETITION.........22

     8.1   CONFIDENTIALITY....................................................22

     8.2   RESTRICTION ON ANNOUNCEMENTS.......................................23

     8.3   NON-COMPETITION....................................................23

ARTICLE IX TERM AND TERMINATION...............................................24

     9.1   TERM AND TERMINATION...............................................24

     9.2   EFFECT OF TERMINATION; SURVIVAL....................................24

ARTICLE X EVENTS OF DEFAULT...................................................25

     10.1  EVENTS OF DEFAULT..................................................25

     10.2  EFFECT OF EVENTS OF DEFAULT........................................26

     10.3  NO PREJUDICE.......................................................26

ARTICLE XI GOVERNING LAW & RESOLUTION OF DISPUTES.............................26

     11.1  GOVERNING LAW......................................................26

     11.2  DISPUTE RESOLUTION FORUM...........................................26

     11.3  SPECIFIC PERFORMANCE...............................................27

     11.4  WAIVER OF IMMUNITIES...............................................27

     11.5  PERFORMANCE PENDING DISPUTE RESOLUTION.............................27

     11.6  SURVIVAL...........................................................27

ARTICLE XII MISCELLANEOUS.....................................................27

     12.1  NO PARTNERSHIP; AGENCY.............................................27

     12.2  INDEMNIFICATION....................................................27

     12.3  ENTIRE AGREEMENT...................................................29

     12.4  BINDING EFFECT; BENEFIT............................................29

     12.5  ASSIGNMENT.........................................................29

     12.6  AMENDMENT; WAIVER..................................................29

     12.7  NOTICES............................................................29

     12.8  COUNTERPARTS.......................................................34

     12.9  SEVERABILITY.......................................................34

     12.10 FURTHER ACTS AND ASSURANCES........................................34

     12.11 CONFLICT...........................................................34


LIST OF EXHIBITS
----------------
EXHIBIT A-1: NUMBER AND PERCENTAGE OF SHARES HELD AFTER THE CLOSING EXHIBIT A-2: NUMBER AND PERCENTAGE OF SHARES HELD AFTER THE SECOND CLOSING EXHIBIT B: FORM OF REGISTRATION RIGHTS AGREEMENT

                             SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this "AGREEMENT") dated as of June 27, 2006 is made by and among (i) Yonghua Solar Power Investment Holding Ltd. ("LU BVI"), WHF Investment Co., Ltd. ("WANG HANFEI BVI"), Yongqiang Solar Power Investment Holding Ltd. ("CUI BVI"), Yongliang Solar Power Investment Holding Ltd. ("GU BVI"), Yongfa Solar Power Investment Holding Ltd. ("YU BVI"), Yongxing Solar Power Investment Holding Ltd. ("TONG BVI"), Yongguan Solar Power Investment Holding Ltd. ("WANG YUTING BVI"), and Forever-brightness Investments Limited ("CAO BVI"), each a company incorporated and validly existing under the laws of the British Virgin Islands (collectively, the "EXISTING SHAREHOLDERS"), (ii) Yonghua Lu (CHINESE CHARACTERS), Hanfei Wang (CHINESE CHARACTERS), Rongqiang Cui (CHINESE CHARACTERS), YONGLIANG GU (CHINESE CHARACTERS), Haijuan Yu (CHINESE CHARACTERS), Xingxu Tong (CHINESE CHARACTERS), Yuting Wang (CHINESE CHARACTERS) and Min Cao (CHINESE CHARACTERS) (collectively, the "CONTROLLING INDIVIDUALS"),
(iii) Citigroup Venture Capital International Growth Partnership, L.P., and Citigroup Venture Capital International Co-Investment, L.P., each a limited partnership organized under the laws of the Cayman Islands (together "CVCI")
(iv) Hony Capital II L.P. ("HONY") and LC Fund III L.P. ("LC"), each a limited partnership organized under the laws of the Cayman Islands (LC and Hony together "LEGEND"), (v) Mohamed Nasser Haram, a Lebanese citizen (Passport No.: 2145190)
(vi) Rasheed Yar Khan, an Indian citizen (Passport No.: Z1710012), (vii) Good Energies Investments Limited, a company organized under the laws of Jersey ("GOOD ENERGIES"), (viii) any co-investors jointly approved by CVCI, Legend, and the Company and who shall become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement (CVCI, Legend, Mohamed Nasser Haram, Rasheed Yar Khan, Good Energies, and other co-investors, if any, are collectively referred to hereinafter as the "INVESTORS" and individually an "INVESTOR"), and (ix) Solarfun Power Holdings Co., Ltd., an exempted company incorporated and validly existing with limited liability under the laws of the Cayman Islands (the "COMPANY").

WHEREAS:

     (A) The Investors, certain Existing Shareholder and the Company have entered into a Series A Convertible Preference Shares Purchase Agreement dated June 6, 2006 (the "PURCHASE AGREEMENT") pursuant to which, (i) upon the Closing (as defined in the Purchase Agreement), the Existing Shareholders and the Investors will hold the number and percentage of Shares of the Company set forth next to each such Party's name on EXHIBIT A-1, and (ii) upon the Second Closing (as defined in the Purchase Agreement), if applicable, the Existing Shareholders and the Investors will hold the number and percentage of Shares of the Company set forth next to each such Party's name on EXHIBIT A-2;

     (B) (a) Yonghua Lu (CHINESE CHARACTERS) holds all of the outstanding share capital of Lu BVI, (b) Hanfei Wang (CHINESE CHARACTERS) holds all of the outstanding share capital of Wang Hanfei BVI, (c) Rongqiang Cui (CHINESE CHARACTERS) holds all of the outstanding share capital of Cui BVI, (d) Yongliang Gu (CHINESE CHARACTERS) holds all of the outstanding share capital of Gu BVI, (e) Haijuan Yu (CHINESE CHARACTERS) holds all of the outstanding share capital of Yu BVI, (f) Xingxue Tong (CHINESE CHARACTERS) holds all of the outstanding share capital of Tong BVI, (g) Yuting Wang (CHINESE CHARACTERS) holds all of the outstanding share capital of Wang Yuting BVI and (h) Min Cao (CHINESE CHARACTERS) holds all of the outstanding share capital of Cao BVI;

     (C) The Parties wish to provide for certain of their rights and obligations regarding the management of the Company, the transfer of the Shares of the Company and certain other rights and obligations of the Parties as set forth herein; and

     (D) It is a condition to the Closing under the Purchase Agreement that the Parties shall have executed this agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINITIONS. The following terms shall have the following meanings for purposes of this Agreement:

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (including any Subsidiary) and "AFFILIATES" and "AFFILIATED" shall have correlative meanings. For the purpose of this definition, the term "CONTROL" (including with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Without prejudice to the foregoing, any fund, collective investment scheme, trust, partnership, including without limitation, any co-investment partnership, special purpose or other vehicle or any subsidiary or affiliate of any of the foregoing, which is controlled by Citigroup Inc. or any of its direct or indirect subsidiaries as well as any or all of Citigroup Venture Capital International Growth Partnership, L.P. and Citigroup Venture Capital International Partnership G.P., shall be deemed to be an "Affiliate" of CVCI.

     "ARTICLES OF INCORPORATION" means the memorandum and articles of association of the Company, including the memorandum and articles of association amended and restated in accordance with the Purchase Agreement and as amended from time to time.

     "BANKRUPTCY EVENT" means with respect to any Person (the "BANKRUPTCY PARTY"), (a) the commencement by it of a Bankruptcy Proceeding with respect to itself or the consent by it to be subject to a Bankruptcy Proceeding commenced by another Person, (b) the commencement by another Person of a Bankruptcy Proceeding with respect to the Bankruptcy Party that remains unstayed or undismissed for a period of thirty (30) consecutive days, (c) the appointment of or taking possession by a Receiver over the Bankruptcy Party or any substantial part of its property, (d) the making by the Bankruptcy Party of a general assignment for the benefit of its creditors or the admission by the Bankruptcy Party in writing of its inability to generally pay its debts as they become due,
(e) the entry by a court having jurisdiction over the Bankruptcy Party or a substantial part of its property of an Order for relief under any Bankruptcy Law which remains unstayed or undismissed for a period of thirty (30) consecutive days, (i) adjudging the Bankruptcy Party bankrupt or insolvent, (ii) approving as properly filed a petition seeking the reorganization or other similar relief with respect to the Bankruptcy Party, (iii) appointing a Receiver over the Bankruptcy Party or any substantial part of its property or (iv) otherwise ordering the winding up and liquidation of the Bankruptcy Party or (f) the occurrence of any event similar to (a), (b), (c), (d) or (e) under any applicable Law with respect to the Bankruptcy Party.

     "BANKRUPTCY LAW" means any bankruptcy, insolvency, reorganization, composition, moratorium or other similar Law.

     "BANKRUPTCY PROCEEDING" means a case or proceeding under any Bankruptcy Law wherein a Person may be adjudicated bankrupt, insolvent or become subject to an Order of reorganization, arrangement, adjustment, winding up, dissolution, composition or other similar Order.

     "BOARD" means the board of directors of the Company.

     "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in New York, Hong Kong or PRC are authorized or obligated to close.

     "CONFIDENTIAL INFORMATION" means (a) any information concerning the organization, business, technology, trade secrets, know-how, finance, transactions or affairs of any Party or any Party's Representatives (whether conveyed in written, oral or in any other form and whether such information has been furnished before, on or after the date of this Agreement), (b) any information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information,
(c) the Transaction Documents, the transactions contemplated thereby, including their existence, the identity of the Investors and their Affiliates, the terms and conditions thereof or any discussions, correspondence or other communications among the parties to any Transaction Document or their respective Representatives relating to the Transaction Documents or any of the transactions contemplated thereunder and (d) any documents or information concerning any Party or any Party's Representatives furnished to any other Party in connection with such Party's due diligence review, if any, conducted in evaluating the transactions contemplated by the Transaction Documents.

     "DIRECTOR" means a director of the Company (including any duly appointed alternate director).

     "ENCUMBRANCE" means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or Transfer restriction in favor of any Person and (iv) any adverse claim as to title, possession or use.

     "EQUITY SECURITIES" means the capital stock, membership interests, partnership interests, registered capital or other ownership interest in any Person or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or other ownership interests (whether or not such derivative securities are issued by such Person) and includes the Shares.

     "EXISTING SHAREHOLDERS" has the meaning stated in the preamble and shall include any Permitted Transferee who is an Affiliate of an Existing Shareholder. Each of the Existing Shareholders shall be referred to as an "EXISTING SHAREHOLDER."

     "GOVERNMENT AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, the PRC and the Cayman Island, any other country or territory or any province, state, country, city or other political subdivision of the United States, the PRC and the Cayman Islands or any other country or territory.

     "INITIAL PUBLIC OFFERING" means the first Public Offering of Equity Securities of a Person upon the consummation of which such securities are listed on an internationally recognized securities exchange.

     "INVESTORS" has the meaning stated in the preamble and shall include any Permitted Transferee who is an Affiliate of an Investor. Each of the Investors shall be referred to as an "INVESTOR."

     "LAW" means any law, treaty, statute, ordinance, code, rule or regulation of any Government Authority or any Order.

     "ORDER" means any writ, judgement, decree, injunction, award or similar order of any Government Authority (in each case whether preliminary or final).

     "ORDINARY SHARES" means ordinary shares in the Company with voting rights, par value U.S.$0.0001 per share, including any subdivisions, combinations, splits or reclassifications thereof.

     "PARTIES" means collectively the Investors, the Existing Shareholders, the Controlling Individuals, the Company and any Person who becomes a party to this Agreement under Clause 5.1(a). Each of the Parties shall be referred to as a "PARTY."

     "PERCENTAGE OWNERSHIP" means, with respect to any Shareholder, a percentage represented by the fraction, the numerator of which is the number of Shares then registered in the name of such Shareholder in the Company's register of members and the denominator of which is the total number of Shares then issued and outstanding.

     "PERMITTED TRANSFEREE" means with respect to any Person, (i) such Person's Affiliates, (ii) any investment funds managed by such Person's Affiliates or any Subsidiary of such Person or, (iii) any Affiliate or Subsidiary of such Person's parent entity.

     "PERSON" means an individual, firm, corporation, partnership, association, limited liability company, trust or estate or any other entity or organization whether or not having separate legal existence, including any Government Authority.

     "PRC" or "CHINA" each means the People's Republic of China.

     "PREFERENCE SHARES" means the Series A Convertible Preference Shares in the Company, par value U.S.$0.0001 per share.

     "PUBLIC OFFERING" means, in the case of an offering in the United States, an underwritten public offering of Equity Securities of a Person pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, and, in the case of an offering in any other jurisdiction, a widely distributed underwritten offering of Equity Securities of a Person in which both retail and institutional investors are eligible to buy in accordance with the securities laws of such jurisdiction.

     "PUBLIC TRANSFEREE" means any Person to whom Shares are Transferred on a public market in or following an Initial Public Offering of the Company; provided, that such Transfer has not been directed to a particular Person with whom a Shareholder has an understanding, agreement or arrangement (written or otherwise) regarding such Transfer.

     "REPRESENTATIVES" means with respect to any Person, such Person's directors, officers, employees, agents, Affiliates, partners, legal and financial advisers, accountants, consultants and controlling persons.

     "RECEIVER" means any receiver, liquidator, trustee, administrator, sequestrator or other similar official.

     "SHAREHOLDER" means each Person who is registered as a shareholder of the Company in the Company's register of members that is a Party whether in connection with the execution and delivery of the Agreement as of the date hereof or in accordance with Clause 5.1(a).

     "SHARES" means the Ordinary Shares and the Preference Shares.

     "SUBSIDIARY" means, with respect to any Person, any entity which such Person controls, directly or indirectly. For purposes of this definition, "control" has the meaning set forth above under the definition of "Affiliate."

     "THIRD PARTY" means a bona fide prospective purchaser, who is unrelated and unaffiliated with the Company or any Subsidiary of the Company or any Shareholders of the Company, of Shares in an arm's-length transaction from a Shareholder where such purchaser is not a Party or a Permitted Transferee of such Shareholder.

     "TRANSACTION DOCUMENTS" each of the agreements and documents set forth in schedule 7.9 of the Purchase Agreement, including but not limited to this Agreement and the Purchase Agreement.

     "TRANSFER" means to sell, exchange, assign, pledge, charge, grant a security interest, make a hypothecation, gift or other encumbrance, or enter into any contract therefor, or into any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other legal or beneficial interest in any of the Shares, create any other claim thereto or make any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in, to or of such Shares, and "TRANSFER", "TRANSFERS" and "TRANSFERRED" shall have correlative meanings.

     1.2 ADDITIONAL DEFINITIONS. The following terms shall have the meanings defined in the indicated Clause for purposes of this Agreement:

          DEFINED TERM                                        CLAUSE REFERENCE
          ------------                                        ----------------
          "Acceptance Notice"                                 5.4(b)
          "Agreement"                                         Preamble
          "Cause"                                             3.5(c)
          "CEO"                                               3.7(b)
          "CFO"                                               3.11
          "Closing"                                           Recital (A)
          "Company"                                           Preamble
          "Disclosing Party"                                  8.1
          "Existing Shareholder Director"                     3.3
          "Events of Default"                                 10.1
          "ICC"                                               11.2(a)
          "Indemnified Person"                                12.2(a)
          "Investor Director"                                 3.3
          "Investor Indemnitee"                               12.2(b)
          "Losses"                                            3.14
          "New Issuance"                                      4.1
          "Offered Shares"                                    5.4(b)
          "Offeree"                                           5.4(a)
          "Parties"                                           Preamble
          "Proposal"                                          7.8
          "Purchase Agreement"                                Recital (A)
          "Qualifying IPO"                                    6.1
          "Right of First Refusal"                            5.4(a)
          "Right of First Refusal Notice Period"              5.4(b)
          "Right of First Refusal Notice"                     5.4(a)
          "Rights Issuance Portion"                           4.1
          "Rights Offering Notice"                            4.2
          "Rights Offering Period"                            4.2
          "Rules"                                             11.2(a)
          "Second Closing"                                    Recital (A)
          "Shareholders Meeting"                              3.1
          "Tag Along Acceptance Notice"                       5.5(b)
          "Tag Along Completion Date"                         5.5(a)
          "Tag Along Notice"                                  5.5(a)
          "Tag Along Portion"                                 5.5(c)
          "Tag Along Purchaser"                               5.5(a)
          "Tag Along Right"                                   5.5(b)
          "Transferor"                                        5.4(a)

     1.3 CONSTRUCTION. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular clause or sub-clause of this Agreement, and references herein to "articles" or "clauses" refer to articles or clauses of this Agreement. Unless otherwise specified, references herein to the word "including" shall be deemed to be followed by words "without limitation" or "but not limited to," as applicable, or words of similar import. The word "or" shall not be interpreted to be exclusive. If any translated version of this Agreement differs from the English version, the English version shall control. The table of contents and headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF THE PARTIES. Each Party represents and warrants, severally and not jointly, to each other Party that as of the date of this Agreement:

     (a) such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such Party is not a natural Person, such Party is duly incorporated or organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

     (b) the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of such Party;

     (c) assuming the due authorization, execution and delivery hereof by each of the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws affecting creditors' rights generally;

     (d) the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organizational or governance documents of such Party; (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Government Authority in such Party's country of organization or any other Person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than any such consent, approval, action or filing that has already been duly obtained or made; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under any instrument, contract or other agreement to which such Party is a party or by which such Party is bound; (iv) violate any Order against, or binding upon, such Party or upon its respective securities, properties or businesses; or
(v) violate any Law of such Party's country of organization or any other country in which it maintains its principal office; and

     (e) such Party, such Party's assets and such Party's business and record keeping practices are not in violation of any Law, the violation of which would, at any time

(including after the Closing) have a material adverse effect upon (i) such Party, (ii) such Party's ability to perform its obligations hereunder or (iii) any of the other Party's hereto.


                                   ARTICLE III

                              CORPORATE GOVERNANCE

     3.1 GENERAL. From and after the date hereof, each Shareholder shall vote its Shares at any regular or special meeting of shareholders of the Company (a "SHAREHOLDERS MEETING"), and shall take, subject to applicable law, all other actions necessary or required to give effect to the provisions of this Agreement and each of the other Transaction Documents, including ensuring that the Articles of Incorporation (and any such organizational documents of any Subsidiary of the Company) do not at any time conflict with any provision of this Agreement or any other Transaction Document. Without limiting the previous sentence, each Shareholder shall procure, subject to applicable law, that each Director nominated by such Shareholder shall vote and take all other action necessary or required to implement the provisions of this Agreement and each of the other Transaction Documents. In all other respects, each Shareholder shall be entitled to vote in such Shareholder's own best interests.

     3.2 AUTHORITY OF THE BOARD OF DIRECTORS. Subject only to the provisions of this Agreement and applicable Law:

     (a) the Board shall have ultimate responsibility for management and control of the Company; and

     (b) the Board shall be required to make all major decisions of the Company (including all decisions with respect to matters set forth in Clause 3.13), and each Shareholder shall procure, subject to applicable law, that the Company and each Director or officer nominated by such shareholder refrain from taking and the Company shall refrain from taking such actions without prior approval of the Board.

     3.3 COMPOSITION OF THE BOARD OF DIRECTORS. The number of Directors constituting the Board shall be at least twelve (12). Each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of electing Directors or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary or required to ensure the election to the Board of, (i) five (5) nominees of the Investors (each, an "INVESTOR DIRECTOR"), including two (2) to be nominated by CVCI (each a "CVCI DIRECTOR"), two (2) to be nominated by Legend (each a "LEGEND DIRECTOR") and one
(1) to be nominated by Good Energies (the "GOOD ENERGIES DIRECTOR"); (ii) seven
(7) nominees of the Existing Shareholders (each, an "EXISTING SHAREHOLDER DIRECTOR"); and (iii) certain number of independent directors to be jointly nominated by the Investors and the Existing Shareholders. The Chairman of the Board shall be selected by the Board from among the Existing Shareholder Directors. Each Director shall have the right to appoint an observer to assist with the Directors' work.

     3.4 COMMITTEES OF THE BOARD. The Board may establish such committees with such powers as may be permitted by applicable Law and the Articles of Incorporation; provided, that any such committees shall be subject to the direction of and any policies adopted by the Board. Without limiting the foregoing, the Board shall establish a compensation committee (the "COMPENSATION COMMITTEE"), whose scope of responsibilities shall include making recommendations to the Board on matters of compensation and benefits for senior executives, including establishment of any employee stock option plans, and an audit committee (the "AUDIT COMMITTEE"), whose responsibilities shall include making recommendation to the Board on matters relating to accounting policies and treatment, internal control and budget. Each such committee established by the Board, including without limitation the Compensation Committee and the Audit Committee, shall consist of five (5) members, three (3) of which shall be appointed by the Existing Shareholders and one (1) of which shall be appointed from the CVCI Directors and one (1) from the Legend Directors; provided that, it shall be a right but not an obligation for CVCI or Legend to appoint any of its Directors to each such committee. All meetings of a committee shall require a quorum of at least a majority of the members of such committee, including the CVCI Director and the Legend Director appointed to such committee hereunder. In the event that CVCI or Legend notifies the Company in writing that it will not appoint any of its Directors to any committee, the committee shall have the power to take all actions within its scope of responsibilities without the participation of such Investor Director. If CVCI or Legend elects not to appoint its Directors to any committee, the right of CVCI and Legend to appoint their Directors to such committee in the future shall not be affected in any way.

     3.5 REMOVAL AND REPLACEMENT OF DIRECTORS.

     (a) Each Shareholder shall have the absolute right to remove any director nominated by it at any time at its sole discretion, and each of the Shareholders shall vote its Shares at any Shareholders Meeting or in any written consent of Shareholders so as to effectuate such right. Except as provided in the previous sentence, no Shareholder shall vote for the removal of an Investor Director or an Existing Shareholder Director unless there is Cause (as defined in (c) below).

     (b) If, as a result of death, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board, the Shareholder entitled under Clause 3.3 to nominate the Director whose death, resignation, removal or other departure resulted in such vacancy shall nominate another individual to serve in place of such Director and the Shareholders shall elect such individual to the Board as soon as practicable thereafter. If it is an Investor Director whose death, resignation, removal or other departure has resulted in the vacancy, neither the Shareholders nor the Board shall transact any business of the Company until the Investor entitled under Clause 3.3 to nominate the Director whose death, resignation, removal or other departure resulted in such vacancy has elected the replacement for such Director, unless such Investor shall have failed to nominate a replacement Director within ten
(10) Business Days after such death, resignation, removal or other departure.

     (c) "CAUSE" means (a) a Director's or officer's willful or continued failure to substantially perform his or her duties, (b) such Director's or officer's conviction or under formal investigation in a criminal proceeding (other than traffic violations or other minor infractions), (c) such Director's or other officer's being censured or subject to equivalent action by any internationally recognized securities exchange, or (d) such Director or officer being subject to a Bankruptcy Event.

     3.6 DIRECTORS' ACCESS TO INFORMATION. Each Director shall be entitled to examine the books and accounts of the Company or any Subsidiary of the Company and shall have free access, at all reasonable times and upon reasonable prior notice, to any and all properties and facilities of the Company or any Subsidiary of the Company. The Company shall provide such information relating to the business affairs and financial position of the Company or any Subsidiary of the Company as any Director may require. Any Director may provide such information to his or her nominating Shareholder.

     3.7 BOARD MEETINGS.

     (a) Frequency and Location. Meetings of the Board shall take place at least once in every fiscal quarter of the Company unless otherwise determined by the Board. Board meetings shall be held in Shanghai, PRC or Hong Kong or any other location agreed by at least one CVCI Director, one Legend Director, the Good Energies Director and one Existing Shareholder Director; provided, that if the Directors cannot agree on a location for any particular Board meeting, the meeting shall be held in Shanghai, PRC.

     (b) Notice. A meeting of the Board may be called by the Chairman of the Board, or any two Directors giving notice in writing to the Chief Executive Officer of the Company (the "CEO") specifying the date, time, location and agenda for such meeting. The CEO shall, promptly following receipt of such notice, deliver a copy of such notice to each Director and each Shareholder, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than fourteen (14) days prior written notice shall be given to each Director and Shareholder; provided, that such notice period (i) shall not apply in the case of an adjourned meeting pursuant to Clause 3.8(a), (ii) may be reduced with the unanimous written consent of the Directors, and (iii) may be waived by any Director who fails to receive the notice of the meeting but chooses to attend the meeting.

     (c) Telephone Participation. To the extent permitted by applicable law, Directors may participate in Board meetings by telephone or video conferencing or any other means of contemporaneous communication; provided, that each Director taking part in the meeting is able to hear each other Director taking part and; provided, further, that each Director must acknowledge his or her presence for the purpose of the meeting and any Director not doing so shall not be entitled to speak or vote at the meeting. Such participation shall constitute presence for purposes of the quorum provisions of Clause 3.8(a). A Director may not leave the meeting by disconnecting his or her telephone or other means of communication unless he or she has previously obtained the express consent of the Chairman of the Board and a Director shall conclusively be presumed to have been present and formed part of the quorum at all times during the meeting unless he or she has previously obtained the express consent of the Chairman of the Board to leave the meeting as aforesaid.

     (d) Written Resolutions. Any action that may be taken by the Directors at a Board meeting may alternatively be taken by a written resolution signed by all of the Directors. The expressions "written" and "signed" include writings or signatures transmitted by facsimile.

     (e) Language; Preparation of Minutes. All meetings of the Board shall be conducted in Chinese or English, and written minutes of all meetings of the Board shall be prepared in English and provided by the Company to each Director and each Shareholder within ten (10) Business Days after each meeting of the Board.

     3.8 ACTION BY THE BOARD.

     (a) Quorum. All meetings of the Board shall require a quorum of at least a majority of the Directors which shall include at least one CVCI Director, one Legend Director and the Good Energies Director. If such a quorum is not present within sixty (60) minutes after the time appointed for the meeting, the meeting shall be adjourned, the Parties shall reschedule the meeting within fifteen (15) days in good faith and the Directors shall be obliged to participate in such rescheduled meeting in good faith. If a quorum is still not present at such rescheduled meeting, the Directors then present shall be deemed to constitute a quorum and may transact the business specified for the adjourned meeting.

     (b) Ordinary Actions. At any Board meeting, each Director may exercise one vote. Any Director may, by written notice to the Chairman of the Board, (i) authorize another Director to attend and vote by proxy for such Director at any Board meeting or (ii) appoint an alternate Director to attend and vote for such Director at any Board Meeting. The adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly constituted meeting of the Board. Any Director may put forth a resolution for vote at a Board Meeting; provided, that the Board shall not adopt any resolution covering any matter that is not specified on the agenda for such meeting unless at least one CVCI Director, one Legend Director and the Good Energies Director are present at such meeting and vote in favor of such resolution.

     3.9 REMUNERATION OF DIRECTORS. No Director shall be entitled to any remuneration for serving in such capacity except for: (a) reimbursement of reasonable out-of-pocket expenses in connection with the performance of his or her duties as Director, (b) if such Director is otherwise an employee of or consultant to the Company, remuneration received in such capacity or (c) benefit under any share option scheme or plan of the Company or its Subsidiaries.

     3.10 APPOINTMENT OF EXTERNAL AUDITORS. Each Shareholder agrees to vote its Shares, and each Shareholder who has nominated a Director pursuant to Clause 3.3 agrees to procure that its nominated Directors shall vote to cause the Board to appoint as the Company's auditors an internationally recognized accounting firm; provided that such accounting firm, as of the date hereof, shall be one of the affiliates of KPMG, PricewaterhouseCoopers, Ernst & Young or Deloitte Touche Tohmatsu.

     3.11 APPOINTMENT OF EXECUTIVE OFFICERS. The Existing Shareholders and CVCI, Legend and Good Energies shall jointly appoint the CEO of the Company, the Chief Financial Officer of the Company (the "CFO") and Chief Operating Officer of the Company (the "COO"), except that the CEO of the Company immediately after the date hereof shall be Hanfei Wang (Io(0)(0)o E). Only the Party or Parties who have the right to appoint such officer may remove such officer or fill any vacancy that may arise upon the death, resignation, removal or other departure of such officer, provided that, the Board shall have the right to remove any officer for Cause (as defined in Clause 3.5(c) above). The CEO shall report to the Board and manage the day-to-day affairs of the Company subject to the directions and policies of the Board adopted from time to time. The CFO shall report to the CEO and shall be responsible for the financial and accounting aspects of the Company. All other executive officers and members of the senior management of the Company shall be appointed and their scope of their duties determined by the CEO in consultation with the Board, subject to the right of CVCI, Legend and Good Energies to approve the appointment or change of CEO,

CFO, and COO and any change in their rights and obligations pursuant to Section 3.13(t) hereof.

     3.12 SUBSIDIARIES. Except as otherwise agreed by the Shareholders, each Subsidiary of the Company shall be governed and managed in accordance with the same procedures (including the procedures related to nominating and removing directors and officers) applicable to the Company as set forth in this Article III.

     3.13 INVESTORS' CONSENT RIGHTS. Commencing from the date of the Closing until the termination of this Agreement in accordance with Clause 9.1 hereof, subject to any additional requirements imposed by applicable Law, the Shareholders agree that none of the Company, any Subsidiary, any shareholder (other than the Investors), director, officer, committee, committee member, employee, or agent of the Company or any Subsidiary or any of their respective delegates shall be entitled to, without the unanimous affirmative consent or approval of CVC, Legend and Good Energies, take any of the following actions:

     (a) the issuance of any kind of equity or equity-linked securities or equivalent arrangements, including creation of new or additional employee stock option plans or changes to existing stock option plan; provided that with respect to the Employee Stock Option Plan as provided in Section 6.2 of the Purchase Agreement, CVCI, Legend and Good Energies shall respond to the Company's proposal within ten (10) Business Days following the date that the Company has delivered such proposal to each of CVCI, Legend and Good Energies pursuant to Section 12.7 hereof, and in the event any of CVCI, Legend and Good Energies disapproves of any aspects of the Company's proposal, it shall give the Company reasonable explanations for its disapproval. The Company may revise its proposal and resubmit it to CVCI, Legend and Good Energies for their approval pursuant to the same procedure described above. For avoidance of doubt, this
Section 3.13(a) shall not apply to the issuance of Preference Shares contemplated by Section 4.1(v) hereof;

     (b) any stock split, or stock combination, or redemption or repurchase of any securities;

     (c) any change to the terms and conditions of any existing securities;

     (d) the issuance of any debt or debt instruments in excess of RMB50 million in any one transaction or RMB100 million in any consecutive twelve month period;

     (e) any non-operational transactions, loans, guarantees, mortgages or charges with Affiliates, executives or any party;

     (f) engagement of any business other than photovoltaic business and change of nature or scope of business of the Company or any Subsidiary;

     (g) any acquisition or disposal of assets, businesses or assumption of any debt in connection of such acquisition exceeding RMB10 million in any one transaction or RMB20 million in any consecutive twelve month period;

     (h) any unbudgeted acquisition of fixed assets in an amount exceeding RMB2 million;

     (i) any unbudgeted expense exceeding RMB1,500,000 and any unbudgeted monthly expense exceeding 10% of average monthly expenses for the twelve (12) months immediately preceding the incurrence of such expense;

     (j) any transfer or disposal of material intangible property, including without limitation transfer and licensing of any existing and future patents and trademarks;

     (k) any capital expenditures;

     (l) any joint ventures, strategic alliances, partnerships or similar arrangement with any third party;

     (m) any loan exceeding RMB30 million in any one transaction, or any net debt to equity ratio in excess of a ratio of 1.5:1 (net debt is defined as interest bearing debt less cash and cash equivalent);

     (n) any related party transaction with any shareholder, director, officers or Affiliates of the Company or its Subsidiaries and their respective Affiliates exceeding RMB100,000 in one transaction;

     (o) any guarantee or similar obligation by the Company or any Subsidiary relating to Indebtedness of any Person;

     (p) any liquidation, dissolution or winding up of the Company or any Subsidiary;

     (q) any recapitalization, merger, asset swap, sale or transfer of substantially all of the rights to intellectual properties or assets, or other extraordinary transaction;

     (r) conclusion or amendment of any contract or other contractual arrangement with a value exceeding RMB30 million;

     (s) adoption, amendment, or approval of any strategic plan, annual business plan, the annual budget, mid-year budget and year-end accounting;

     (t) any appointment and change of the chief executive officer, the chief financial officer and the chief operating officer of the Company and of its Subsidiaries, and any change in their rights and obligations;

     (u) declaration of dividends and other distributions;

     (v) change in the number of directors or change of auditor;

     (w) material changes of compensation and incentive policies;

     (x) any incurrence or creation of pledge, lien, mortgage or any other types of securities interest on the building, plant, office facilities or other fixed assets or equipment of the Company or any Subsidiary exceeding RMB10 million;

     (y) amendment to the Articles of Incorporation or any other constitutional documents, including without limitation increase and decrease in the capitalization of the Company or any Subsidiary;

     (z) changes of external auditor or any material change in accounting policies;

     (aa) an initial public offering (the "IPO") and IPO related matters, except that with respect to the currently proposed IPO of the Company, unanimous written consent of CVCI, Legend and Good Energies will not be required for any matters that do not affect the Investors' rights and obligations hereunder or the transactions contemplated by this Agreement and other Transaction Documents, and that if at an appropriate time prior to the road show by the Company in connection with the currently proposed IPO the Board establishes a steering committee, which shall include at least one CVCI Director and one Legend Director in accordance with Clause 3.4 hereof, to be in charge of matters relating to the proposed IPO and whose resolution will require the affirmative vote of a majority of the members of the committee, including at least the CVCI Director and the Legend Director, unanimous written consent of CVCI, Legend and Good Energies will no longer be required for such IPO-related matters;

     (bb) initiation and settlement of any litigation with a claim that exceeds US$1,000,000;

     (cc) any waiver of a material right or of a material debt;

     (dd) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial conditions, operating results or business of the Company and the Subsidiaries as currently conducted and proposed to be conducted; and

     (ee) entry into any agreement or understanding to do any of the foregoing.

     3.14 LIMIT ON SHAREHOLDER ACTION. No Shareholder, acting solely in its capacity as a Shareholder, shall act as an agent of the Company or have any authority to act for or to bind the Company, except as authorized by the Board. Any Shareholder that takes any action or binds the Company in violation of this Clause shall be solely responsible for, and shall indemnify the Company and each other Shareholder against, any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever (including to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding) (collectively, "LOSSES") that the Company or such other Shareholders, as the case may be, may at any time become subject to or liable for by reason of such violation.


                                   ARTICLE IV

                     PRE-EMPTIVE RIGHTS OF THE SHAREHOLDERS

     4.1 SHAREHOLDERS PRE-EMPTIVE RIGHTS. The Company shall not conduct any new issuance of Equity Securities or creation of equity or equity-linked securities or equivalent arrangements other than in (i) a Qualifying IPO, (ii) Ordinary Shares issued upon conversion of the Preference Shares, (iii) securities issued as a dividend, (iv) Ordinary Shares issued or issuable to officers, directors, and employees of, and consultants to, the Company pursuant to options or awards under the stock option plans adopted by the Board and approved by CVCI, Legend and Good Energies in accordance with Clause 3.13(a) hereof, (v) Preference Shares issued pursuant to Section 2.4 or 2.5(b) of the Purchase Agreement, (vi) securities or share capital issued to all Shareholders pro rata without consideration pursuant to a share dividend, share subdivision, or similar transaction (a "NEW ISSUANCE"), unless the New Issuance has been approved as required by this Agreement and the Company has offered to each of the Investors the right to participate in such New Issuance in proportion to such Investor's Percentage Ownership as of the date of the Rights Offering Notice (as defined below) (a "RIGHTS ISSUANCE PORTION") on the same terms and conditions.

     4.2 NOTICE OF NEW ISSUANCES. Each time that the Company proposes to conduct a New Issuance, it shall give each Investor a written notice (the "RIGHTS OFFERING NOTICE") of its intention, describing the type, price and terms (including the proposed date upon which such New Issuance is to be completed) of the New Issuance. Each Investor shall have thirty (30) days from the date of the Rights Offering Notice (the "RIGHTS OFFERING PERIOD") to confirm its intention to purchase a portion of the New Issuance up to its Rights Issuance Portion for the price and upon the terms specified in the Rights Offering Notice by giving written notice to the Company stating the portion of the New Issuance that it agrees to purchase. Failure to respond to the Rights Offering Notice by an Investor within the Rights Offering Period shall be deemed to be such Investor's irrevocable rejection of its right to participate in such New Issuance. The Company shall have 120 days from the date of the Rights Offering Notice to complete the New Issuance, failing which, such New Issuance shall again be subject to this Clause.

     4.3 ADDITIONAL ALLOCATION PROCEDURES. If an Investor fails to respond to the Rights Offering Notice within the Rights Offering Period or if an Investor responds to the Rights Offering Notice within the Rights Offering Period but agrees to purchase a portion of the New Issuance less than its Rights Issuance Portion, each other Investor participating in the New Issuance shall have the right to acquire a portion of the New Issuance declined by such Investor in proportion to such Investor's Rights Issuance Portion.

     4.4 BINDING EFFECT OF THIS AGREEMENT. The Company shall not issue any Shares to any Person unless such Person has agreed in writing to be bound by the terms and conditions of this Agreement by signing a copy of this Agreement in which case such Person shall be considered a Shareholder and a Party to this Agreement; provided, that this Clause 4.4 shall not apply to any Person who is already a Party to this Agreement.


                                    ARTICLE V

                     RESTRICTIONS ON THE TRANSFER OF SHARES

     5.1 GENERAL. Except as permitted under Clause 5.2 hereof, no Shareholder shall, directly or indirectly, Transfer any Shares or any right, title or interest therein or thereto unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement by signing a copy of this Agreement in which case such transferee shall be considered a Shareholder and a Party to this Agreement except when such transferee is already a Party to this Agreement, (b) the Transfer complies in all respects with the terms of this Agreement and (c) the Transfer complies in all respects with applicable securities Laws. Any Transfer of Shares by any Shareholder in violation of the preceding sentence shall be null and void, and the Company shall not register and the Shareholders shall procure that no transfer agent registers such Transfer.

     5.2 PERMITTED TRANSFERS.

     (a) The restrictions on Transfer set forth in Clauses 5.1, 5.4 and 5.5 shall not apply to any Transfer to a Public Transferee.

     (b) The restrictions on Transfer set forth in Clauses 5.4 and 5.5 shall not apply to any Transfer to a Permitted Transferee; provided, that:

          (i) the Shareholder transferring Shares shall remain jointly and severally liable with such Permitted Transferee; and

          (ii) if any Permitted Transferee holding Shares Transferred to it by a Shareholder pursuant to this Clause 5.2(b) shall no longer qualify as a Permitted Transferee of such Shareholder, the ownership of such Shares shall be deemed to have automatically reverted to such Shareholder and such Permitted Transferee shall return the Shares to such Shareholder or to another Permitted Transferee of such Shareholder in accordance with such Shareholder's instruction.

     (c) The restrictions on Transfer set forth in Clauses 5.1, 5.4 and 5.5 shall not apply to any Transfer of Shares by the Existing Shareholders to the Investors in accordance with Section 2.5(b) of the Purchase Agreement to the extent that any such Transfer is necessary.

     (d) Lu BVI shall have the right to Transfer an aggregate of no more than two percent (2%) of the number of the total outstanding Shares of the Company as of the date of this Agreement to any Third Party, either in one Transfer or several Transfers. The restrictions on Transfer set forth in Clauses 5.4 and 5.5 shall not apply to the Transfer(s) under this Clause 5.2(d).

     5.3 LEGEND ON SHARE CERTIFICATES.

     (a) In addition to any other legend that may be required under applicable Law, each certificate for Shares shall bear the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY AND A SHAREHOLDERS AGREEMENT DATED AS OF JUNE ___, 2006, AS AMENDED FROM TIME TO TIME, A COPY OF EACH OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY. NO TRANSFER OF THESE SHARES SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF THE AFORESAID AMENDED AND

     RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION AND SHAREHOLDERS AGREEMENT HAVE BEEN COMPLIED WITH IN FULL."

     (b) If any Shares cease to be subject to any restrictions on Transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the legend required by Clause 5.3(a).

     5.4 RIGHT OF FIRST REFUSAL.

     (a) Each Investor shall have a right of first refusal (the "RIGHT OF FIRST REFUSAL") with respect to any proposed Transfer of Shares (other than a Transfer to a Permitted Transferee or a Public Transferee) by an Existing Shareholder. In the event that an Existing Shareholder (or group of Existing Shareholders) (the "TRANSFEROR") receives an offer from a bona fide Third Party (the "THIRD PARTY PURCHASER") to purchase any Shares, the Transferor shall be required to send each Investor (each an "OFFEREE" and collectively the "OFFEREES") a written notice (the "RIGHT OF FIRST REFUSAL NOTICE") prior to the consummation of the such Transfer of Shares to the Third Party Purchaser. The Right of First Refusal Notice shall set forth the number of Shares that the Transferor proposes to Transfer, the price per share to be received for the Shares and any other proposed terms and conditions relating to such Transfer and the identity (including name and address) of the Third Party Purchaser. The Right of First Refusal Notice shall certify that the Transferor has received a firm offer from the Third Party Purchaser and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Right of First Refusal Notice. The Right of First Refusal Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

     (b) The delivery of a Right of First Refusal Notice shall constitute an offer, which shall be irrevocable for thirty (30) days from the date of the Right of First Refusal Notice (the "RIGHT OF FIRST REFUSAL NOTICE PERIOD"), by the Transferor to Transfer to each Offeree the Shares subject to the Right of First Refusal Notice (the "OFFERED SHARES") on the terms and conditions set forth therein. Each Offeree shall have the right, but not the obligation, to accept such offer to purchase all or part of the Offered Shares free of Encumbrances by giving a written notice of its acceptance of such offer (an "ACCEPTANCE NOTICE") to the Transferor prior to the expiration of the Right of First Refusal Notice Period. Subject to Clause 5.4(c), delivery of an Acceptance Notice by an Offeree to the Transferor shall constitute a contract between such Offeree and the Transferor for the Transfer of the Offered Shares on the terms and conditions set forth therein. The failure of an Offeree to give an Acceptance Notice within the Right of First Refusal Notice Period shall be deemed a rejection of its Right of First Refusal with respect to the subject Transfer.

     (c) In the event more than one Offeree shall deliver an Acceptance Notice to the Transferor within the Right of First Refusal Notice Period, the number of Offered Shares subject to each such contract shall be proportionate to the relative Percentage Ownership of each Offeree delivering an Acceptance Notice, or on such other basis as such Offerees shall agree.

     (d) The closing of any Transfer of Shares between a Transferor and any Offerees pursuant to this Clause 5.4 shall take place within thirty (30) days from the last day of the Right of First Refusal Notice Period; provided, that if such Transfer is subject to any prior approval or other consent required by applicable Law or stock exchange rule, the time period during which the closing of such Transfer may occur shall be extended until the expiration of ten (10) days after all such approvals and consents shall have been granted but in no case later than ninety
(90) days from the last day of the Right of First Refusal Notice Period. Each Party to such Transfer shall use commercially reasonable efforts to obtain all such approvals and consents.

     5.5 TAG-ALONG RIGHTS.

     (a) If any of the Offered Shares is not purchased pursuant to Clause 5.4 above and thereafter is to be sold to a Third Party (the "TAG ALONG PURCHASER"), the Transferor shall deliver to each Offeree a written notice (the "TAG-ALONG NOTICE") no later than fourteen (14) days after the Right of First Refusal Notice Period, setting forth (A) the information set forth in the Right of First Refusal Notice which shall be the same as set forth therein, plus (B) the expected date of consummation of the proposed Transfer (the "TAG ALONG COMPLETION DATE"), which shall be within thirty (30) days after the last day of the Right of First Refusal Notice Period, (C) a representation that the Tag Along Purchaser has been informed of the Tag-Along Rights provided for in this Clause 5.5 and has agreed to purchase all Shares required to be purchased in accordance with the terms of this Clause 5.5 and (D) a representation that no consideration, tangible or intangible, is being provided to the Transferor that is not reflected in the price to be paid to the Offerees exercising their Tag-Along Rights hereunder.

     (b) Each Offeree shall have the right (the "TAG ALONG RIGHT") to require the Tag Along Purchaser to purchase its Tag Along Portion (as defined below) on terms and conditions at least as favorable as those given to the Transferor, such right to be exercised by an Offeree delivering a written notice to the Transferor specifying the number of Shares constituting its Tag Along Portion (the "TAG ALONG ACCEPTANCE NOTICE") within fourteen (14) days from the date of the Tag Along Notice. A Tag Along Acceptance Notice shall constitute a binding agreement by the Offeree to Transfer its Tag Along Portion free of Encumbrances to the Tag Along Purchaser on the Tag Along Completion Date.

     (c) With respect to each Offeree who has timely delivered a Tag Along Acceptance Notice, the Transferor shall procure that the Tag Along Purchaser purchase on the Tag Along Completion Date each such Offeree's Tag Along Portion:
(i) in addition to the number of Shares proposed to be sold in the Transfer or
(ii) in lieu of such number of the Transferor's Shares equal to the number of Shares constituting such Offeree's Tag Along Portion and (iii) in either case, at a price per share and upon terms and conditions at least as favorable to such Offeree as those stated in the Tag Along Notice. "TAG-ALONG PORTION" means, with respect to any Offeree, the number of Shares proposed to be sold in the Transfer proportionate to such Offeree's relative Percentage Ownership.

     (d) The closing of any Transfer in which Offerees are exercising Tag Along Rights shall take place on the Tag Along Completion Date; provided, that if the Transfer is subject to any prior regulatory approval or consent, the Tag Along Completion Date may be extended until the expiration of ten (10) days after all such approvals and consents shall have been granted but in no case later than ninety (90) days after the last day of the Right of First Refusal Notice Period. Each Party to such Transfer shall use commercially reasonable efforts to obtain all such approvals and consents.

     (e) If no Offeree delivers a Tag Along Acceptance Notice, the Transferor shall have the right to complete the Transfer to the Tag Along Purchaser on the Tag Along Completion Date for a price per share no greater than the per share price set forth in the Tag Along Notice and otherwise on terms and conditions not more favorable to the Transferor than those set forth in the Tag Along Notice. If the Transferor does not consummate the Transfer on the Tag Along Completion Date, it may not thereafter Transfer the Offered Shares except in compliance in full with all the provisions of Clause 5.4 and this Clause 5.5. For the avoidance of doubt, if any Offeree has properly elected to exercise its Tag-Along Right and the Tag Along Purchaser fails to purchase such Offeree's Tag Along Portion within the time limitations set forth in Clause 5.5(d), the Transferor shall not make the Transfer, and if purported to be made, such Transfer shall be void.

     5.6 NO CIRCUMVENTION OF SHARE TRANSFER RESTRICTIONS. Each Party agrees that the Transfer restrictions in this Agreement may not be avoided by the holding of Shares directly or indirectly through a Person that can itself be sold in order to dispose of an interest in Shares free of such restrictions. Any Transfer of any shares (or other interest) held by an Controlling Individual in an Existing Shareholder shall be treated as being a Transfer of the Shares held by that Existing Shareholder, and the provisions of this Agreement that apply in respect of the Transfer of Shares shall thereupon apply in respect of the Shares so held by that Existing Shareholder; provided that this Clause 5.6 shall not apply in respect of any Transfer to a Permitted Transferee.

     5.7 TRANSFER BY INVESTORS. An Investor may not Transfer any Shares owned by such Investor unless with the prior written consent of CVCI, Legend and Good Energies; provided that no such prior written consent will be required in a Transfer by any Investor to its Permitted Transferee.


                                   ARTICLE VI


                             INITIAL PUBLIC OFFERING

     6.1 OBLIGATION TO CONDUCT A QUALIFYING IPO.

     (a) The Company agrees to use its best efforts to complete an Initial Public Offering of the Company within thirty-six (36) months after the Closing and such Initial Public Offering shall incorporate the following features: (i) an underwritten Initial Public Offering on the main board of one or more of the following internationally recognized exchanges: the New York Stock Exchange, the NASDAQ National Market, the Hong Kong Stock Exchange, the Frankfurt Stock Exchange and the London Stock Exchange; (ii) the public float following such an offering shall equal or exceed 20% of the proposed market capitalization of the Company; (iii) Ordinary Shares of the Company shall be widely distributed and meet all requirements of the relevant exchanges; and (iv) the offering size of the Initial Public Offering is at least US$150 million (a "QUALIFYING IPO"). Each Party agrees to cooperate in good faith and take any and all measures reasonably required to effect such a Qualifying IPO, including voting its Shares and procuring its nominated Directors and officers of the Company to take all other necessary action at the reasonably appropriate time such as (if necessary or required) causing the Company to restructure, reclassify its shares, amend its articles of incorporation, amend its financing and/or operating arrangements and/or obtain any necessary or required consents from third parties. CVCI, Legend and Good

Energies shall have the right to veto the Initial Public Offering other than the currently proposed IPO of the Company if such Investors determine in their sole discretion that the conditions for a Qualifying IPO are unlikely to be met. CVCI, Legend and Good Energies shall be consulted in connection with the Qualifying IPO and CVCI, Legend and the Company will jointly select and appoint one or more underwriter(s) for the offering. The Investors shall have priority over other Shareholders of the Company to sell its Shares in an Initial Public Offering; provided that the Existing Shareholders may sell up to twenty percent (20%) of the number of Shares available to all the selling Shareholders of the Company for sale in such Initial Public Offering.

     (b) In the event that a Qualifying IPO is not completed within twenty four
(24) months after the Closing, so long as all conditions for a public offering of the Company's shares are satisfied in the sole judgment of the Investors, CVCI, Legend and Good Energies shall have the right to request the Company to complete a Qualifying IPO and the Company shall, and the Existing Shareholders shall cause the Company to, complete such a Qualifying IPO. For avoidance of doubt, such Investors' exercise of their right hereunder shall not be counted as one exercise of their demand registration rights under the Registration Rights Agreement.

     6.2 REGISTRATION RIGHTS. The Company shall enter into a registration rights agreement with the Shareholders in the form attached to this Agreement as EXHIBIT B (the "REGISTRATION RIGHTS AGREEMENT").

     6.3 LOCK-UP PERIOD. Subject to Clauses 5.2(c) and (d) and Clause 6.1(a) hereof with respect to sale by the Existing Shareholders in an Initial Public Offering, no Existing Shareholder may Transfer any Shares to any Third Party from the date of closing of a Qualifying IPO until twelve (12) months thereafter, unless otherwise approved by CVCI, Legend and Good Energies in writing.

     6.4 PROPORTIONAL SALE IN AN INITIAL PUBLIC OFFERING. The Parties hereto agree that in connection with an Initial Public Offering of the Company's Shares the number of Shares held by the Investors that will be included in such offering shall be allocated among the Investors on a pro rata basis based on the total number of Shares held by the Investors.


                                   ARTICLE VII


        CERTAIN COVENANTS OF THE COMPANY AND THE CONTROLLING INDIVIDUALS

     7.1 FINANCIAL INFORMATION. Commencing on the date hereof and ending on the date this Agreement is terminated pursuant to Clause 9.1 hereof, the executive officers of the Company shall submit to the Board, and obtain their approval of, prior to the start of each fiscal year of the Company, a business plan setting forth the annual budget and operating plan of the Company for such fiscal year, and the Company shall provide the Investors with the following financial and business information relating to the Company and its Subsidiaries:

     (a) no later than forty (40) days after the end of each month, monthly financial/business reporting package in the format to be proposed by Investors;

     (b) unaudited half-year and quarterly financial statements (including income statement, balance sheet, and cash flow statements), certified by the CFO of the Company within 30 days from the end of each half-year or quarterly period for the Company in the format to be proposed by Investors (on a consolidated basis);

     (c) unaudited half-year and quarterly financial statements (including income statement, balance sheet, and cash flow statements), certified by the CFO of the Company within 45 days from the end of each half-year or quarterly period for each of the Company's Subsidiaries in the format to be proposed by Investors;

     (d) Annual unaudited consolidated financial statements of the Company within 60 days of the financial year end, and annual audited consolidated financial statements of the Company within three (3) months of the financial year end, audited by the External Auditors of the Company appointed in accordance with Clause 3.10 hereof;

     (e) annual Company revenue and capital budgets not less than 60 days prior to the commencement of each financial year; and

     (f) other information that may reasonably requested by the Investors from time to time.

     7.2 MAINTENANCE OF BOOKS AND RECORDS. The Company and each of its Subsidiaries shall keep proper, complete and accurate books of account in each case in accordance with United States GAAP and such accounts shall be audited annually in accordance with such standards by the auditors selected in accordance with Clause 3.10. The Company and each of its Subsidiaries shall also keep such other books of account to the extent required by and in accordance with applicable Law.

     7.3 ACCESS TO BOOKS AND RECORDS. The Company shall permit each Shareholder and its authorized representatives the right during normal business hours and upon at least two (2) days' prior notice to the Company in writing to inspect its books and accounting records and those of each of its Subsidiaries, if any, to make extracts and copies therefrom at its own expense and during normal business hour and at reasonable times to have full access to all of the Company's and each of any of its Subsidiary's property and assets and executive officers and directors.

     7.4 AUDIT RIGHTS. CVCI, Legend and Good Energies shall each at its cost have the right to cause a financial audit to be conducted on the Company and each of its Subsidiaries, if any, not more than once per year by an auditor designated by the Investor requesting the audit. In connection with any such audit, the Company (and its Subsidiaries, if applicable) shall furnish to the Shareholders and the auditors conducting such audit such financial and other information relating to the business of the Company and/or any of its Subsidiaries as they may reasonably require.

     7.5 SECURITIES FILINGS. The Company and each of its Subsidiaries, if any, shall provide to each of the Investors, promptly after the filing thereof, copies of any registration statement, preliminary prospectus, final prospectus, application for listing or other document filed with any securities regulatory authority or securities exchange in any jurisdiction.

     7.6 INSURANCE. The Company shall maintain all proper insurance policies on its behalf and on behalf of each of its directors, officers and, if any, Subsidiaries, at all times in a sufficient amount and with such coverage as is generally maintained by responsible companies in the same industry. If the Company fails to subscribe for such insurance or to pay the insurance premiums or other fees necessary to maintain such insurance, any Investor may (but shall not be obliged to) cause the properties of the Company and each of its Subsidiaries, if any, to be insured or pay the insurance premiums or fees referred to above, and the Company shall reimburse such Shareholder for all expenses it has incurred in connection with this sentence following the Company's receipt of written notice of such expenditures.

     7.7 INTELLECTUAL PROPERTY PROTECTION. The Company and each of its Subsidiaries shall take all necessary steps to protect any and all of their respective intellectual property rights, including registering all their respective trademarks, brand names and copyrights and wherever prudent applying for patents on their respective technology.

     7.8 NOTIFICATION OF SOLICITATION. The Company and each Existing Shareholder agree that upon receipt of any inquiry, proposal or offer (a "PROPOSAL") with respect to a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any acquisition or similar transaction (including without limitation a tender or exchange offer) involving the purchase (or indirect purchase through the purchase of capital stock of any Subsidiaries) of (i) all or any portion of the assets of the Company or its Subsidiaries or
(ii) any share of capital stock of the Company or any of its Subsidiaries, the Company or such Existing Shareholder shall promptly, and in no case later than three (3) Business Days after receipt of such Proposal, cause a written notice to be delivered to each Investor that set forth to the fullest extent possible the details of such Proposal.

     7.9 OPERATIONAL AND STRATEGIC SUGGESTIONS. The Company shall afford the Investors the opportunity to make proposals, recommendations and suggestions to the officers of the Company or its Subsidiaries relating to the business and affairs of the Company or its Subsidiaries.

     7.10 CONTROLLING INDIVIDUALS' UNDERTAKING. Each Controlling Individual hereby undertakes to cause the Company and the Existing Shareholder owned by such Controlling Individual to comply with the terms and conditions of this Agreement.

     7.11 UNDERTAKINGS BY MR. YONGHUA LU. Mr. Yonghua Lu (CHINESE CHARACTERS) shall, indirectly through his holding in Lu BVI, remain as the single largest shareholder of the Company at any time before the Company completes a Qualifying IPO and for three (3) years thereafter. In addition, Mr. Yonghua Lu agrees to devote at least half of his time to the business and affairs of the Company and its Subsidiaries.


                                  ARTICLE VIII


            COVENANTS RELATED TO CONFIDENTIALITY AND NON-COMPETITION

     8.1 CONFIDENTIALITY. Each Party who has received Confidential Information from another Party (such other Party, the "DISCLOSING PARTY") undertakes that none of it, any of its Representatives or any Representative of any of its Affiliates shall reveal to any other Person such Confidential Information without the prior written consent of the Disclosing Party; provided, that such undertaking shall not apply to:

     (a) disclosure of Confidential Information that is or has become generally available to the public other than as a result of disclosure by or at the direction of a Party or a Party's Representatives or the Representatives of any Affiliate of any Party in violation of this Agreement;

     (b) disclosures of Confidential Information by a Party to its Representatives or the Representatives of any of its Affiliates to whom it is necessary or helpful in connection with this Agreement or any other Transaction Document for such Confidential Information to be disclosed;

     (c) disclosures of Confidential Information to the extent necessary or required under any applicable Law or the rules of any stock exchange or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document, after giving prior written notice to the other Parties to the extent practicable under the circumstances, and subject to having undertaken any reasonably available arrangements to protect confidentiality;

     (d) disclosures of Confidential Information by any Shareholder that are reasonably necessary to permit a Person to evaluate the business of the Company upon such Shareholder entering into negotiations with any Person with a view to Transferring any Shares to such Person; provided, that such Person has executed a confidentiality agreement in such form as may be reasonably required by the Board;

     (e) disclosure of information by the Investors to any person to whom its Shares may be transferred pursuant to Clause 5.2(b) and to any investor or prospective investor in any such Person; or

     (f) disclosure of Confidential Information to legal counsels, accountants and other professionals subject to confidentiality obligations retained by the Parties for the purposes of an IPO.

     The restrictions contained in the foregoing Clause 8.1 shall not apply to the disclosure of information by any Investor to whom its Shares may be Transferred pursuant to Clause 5.2(b) or to any investor or prospective investor in such person. The obligations under this Clause 8.1 shall survive the termination of this Agreement.

     8.2 RESTRICTION ON ANNOUNCEMENTS. Each Party shall, and shall cause each of its Representatives and each Representative of each of its Affiliates, not to make any public announcement about the subject matter of this Agreement or regarding the Company or any of its business and operating plans from time to time, whether in the form of a press release or otherwise, without first consulting with the other Parties and obtaining the other Parties' prior written consent to make such announcement, except as required by applicable Law or the rules of any stock exchange on which such Party or any Affiliate of such Party is listed or registered. If disclosure is so required, the other Parties shall be given a reasonable opportunity to review and comment on any such required disclosure.

     8.3 NON-COMPETITION.

     (a) For so long as this Agreement is in effect and the relevant Existing Shareholder holds any Shares, such Existing Shareholder, the relevant Controlling Individual and any of its Affiliates and any of their Representatives shall not (i) compete with the Company, (ii) directly or indirectly, including without limitation through investment by Jiangsu Linyang Electronics Co., Ltd. (CHINESE CHARACTERS), a limited liability company organized under the laws of the PRC, own, acquire, operate, become an employee of, render services to or participate in the management of or invest in or loan any funds to any Person that competes or is reasonably expected to compete with the Company or (iii) solicit, canvass or entice away any director, officer, employee (including any part-time, regular, contract or fixed term director, officer or employee) to work for or otherwise render services to any other Person.

     (b) For so long as this Agreement is in effect and the relevant Investor holds any Shares, Citigroup Venture Capital International Growth Partnership, L.P. and Citigroup Venture Capital International Asia Pacific Limited and Legend, in each case not including their respective Affiliates, will not make investment in Changzhou Trina Solar Energy Co., Ltd. (CHINESE CHARACTERS), Nanjing China Electric Photovoltaic Science & Technology Co., Ltd. (CHINESE CHARACTERS), Baoding Tianwei Yingli New Energy Resources Co., Ltd. (CHINESE CHARACTERS), JingAo Solar Co., Ltd. (CHINESE CHARACTERS), and Ningbo Solar Energy Power Co., Ltd. (CHINESE CHARACTERS) before the Company completes an Initial Public Offering. The Investors' undertakings under this Clause 8.3(b) will be automatically terminated if the Company has not completed an Qualifying IPO in eighteen (18) months from the date of the Closing.


                                   ARTICLE IX


                              TERM AND TERMINATION

     9.1 TERM AND TERMINATION. This Agreement shall remain in effect until:

     (a) the Company has been dissolved, liquidated and wound up;

     (b) the Parties have agreed in writing to terminate this Agreement;

     (c) the Company has completed a Qualifying IPO;

     (d) the aggregate Percentage Ownership of the Investors and the Existing Shareholders has fallen below fifty percent (50%) in which case the Investors and the Existing Shareholders shall each have the right, but not the obligation, to terminate this Agreement by sending a written notice to such effect to the other Parties; or

     (f) the Company has become subject to a Bankruptcy Event in which case the Investors shall each have the right, but not the obligation, to terminate this Agreement by sending a written notice to such effect to the other Parties; or

     (g) terminated in accordance with Clause 10.2.

     9.2 EFFECT OF TERMINATION; SURVIVAL. Following any termination of this Agreement, this Agreement shall have no further force or effect, provided that:

     (a) (i) definitions under Article I that are referred to in any surviving Articles or clauses identified under this Clause 9.2(a) shall survive any termination of this Agreement, (ii) Clauses 2, 7.10 (only to the extent applicable with respect to the clauses that will survive termination of this Agreement under this Clause 9.2(a)), 8.1, 8.2, 9.2, 10.3 and Articles XI and XII (other than Clause 12.11) shall survive any termination of this Agreement and
(iii) Clauses 5.6, 6.3 and 7.11 shall survive only the termination of this Agreement as a result of a Qualifying IPO pursuant to Clause 9.1(c) of this Agreement.

     (b) termination of this Agreement shall not prejudice any accrued rights of any Party.


                                    ARTICLE X


                                EVENTS OF DEFAULT

     10.1 EVENTS OF DEFAULT. Each of the following shall constitute events of default ("EVENTS OF DEFAULT") on the part of a Shareholder or the Company under this Agreement:

     (a) failure by such Shareholder or any of its Affiliates who are Shareholders or the Company to comply in any material respect with any covenant, obligation or agreement of such Party contained in this Agreement where such failure shall not have been cured within thirty (30) days after the date when a written notice thereof has been given to such Party by any non-defaulting Shareholder; or

     (b) a Bankruptcy Event occurs with respect to such Shareholder or any of its Affiliates who are Shareholders.

     For purposes of this Article X, a default by a Controlling Individual shall constitute a default by the Existing Shareholder owned by such Controlling Individual.

     10.2 EFFECT OF EVENTS OF DEFAULT. Upon an Event of Default, the non-defaulting Shareholders who are Investors or Existing Shareholders shall have the right to terminate this Agreement; provided that such Shareholders have sent a written notice to the other Parties stating that they are terminating the Agreement and; provided further that this Agreement shall only terminate as to such terminating Shareholders and their Affiliates and, as to the other Shareholders, the Agreement shall remain in full force and effect.

     10.3 NO PREJUDICE. The rights of non-defaulting Shareholders under Clause
10.2 shall not prejudice any additional rights such Shareholders have under this Agreement and under applicable Law.


                                   ARTICLE XI


                     GOVERNING LAW & RESOLUTION OF DISPUTES

     11.1 GOVERNING LAW. This Agreement and any disputes, claims or controversies arising from, related to or in connection with this Agreement shall be construed in accordance with the Laws of the State of New York.

     11.2 DISPUTE RESOLUTION FORUM.
     (a) If there is any dispute, claim or controversy arising from, related to or in connection with this Agreement, or the breach, termination or invalidity hereof, the Parties shall first attempt to resolve such dispute, controversy or claim through friendly consultations. If the dispute, claim or controversy is not resolved through friendly consultations within thirty days after a Party has delivered a written notice to another Party requesting the commencement of consultation, then the dispute, claim or controversy shall be finally settled by arbitration conducted by the International Chamber of Commerce (the "ICC") in accordance with the Arbitration Rules of the ICC then in effect and as may be amended by the rest of this Clause 11.2 (the "RULES"). There shall be three arbitrators of whom the plaintiff and the defendant shall each nominate one (1) in accordance with the Rules. The two named arbitrators shall nominate the third arbitrator within thirty (30) days of the nomination of the second arbitrator. If any arbitrator has not been named within the time limits specified in the Rules, such appointment shall be made by the International Court of Arbitration of the ICC upon the written request of either Party within thirty days of such request. The arbitration shall be held and the award shall be rendered in Singapore. The arbitration proceeding shall be conducted and the award shall be rendered in the English language. Each Party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

     (b) The award shall be final and binding upon the Parties, and shall be the exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal. To the fullest extent allowed by applicable Law, each Party hereby waives any right to appeal such award. Judgment upon the award may be entered in any court having jurisdiction thereof, and for purposes of enforcing any arbitral award made hereunder, each Party irrevocably submits to the jurisdiction of any court sitting where any of such Party's material assets may be found. Any arbitration proceedings, decisions or awards rendered hereunder shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958, as amended, and the Parties agree that any award rendered hereunder shall not be deemed a domestic arbitration under the laws of any jurisdiction.

     (c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award.

     (d) The costs of the arbitration, as defined in the Rules, shall be allocated between the Parties by the arbitrators and shall be set forth in the arbitral award. Any amounts subject to the dispute, controversy or claim that are ultimately awarded to a Party under this Clause 11.2 shall bear interest at the rate of six percent per annum from the earlier of (i) the date of the request for arbitration and (ii) the date such amount would have become due and owing but for the dispute, controversy or claim until the date the arbitral award is paid in full.

     11.3 SPECIFIC PERFORMANCE. Each Party hereby acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled in accordance with Clause 11.2(c) to seek equitable relief in the form of specific performance, injunctions or any other equitable remedy.

     11.4 WAIVER OF IMMUNITIES. Each Party irrevocably waives any right that it has or may hereafter acquire, in any jurisdiction, to claim for itself or its revenues, assets or properties, immunity from service of process, suit, the jurisdiction of any court, an interlocutory order or injunction or the enforcement of the same against its property in such court, attachment prior to judgment, attachment in aid of execution of an arbitral award or judgment (interlocutory or final) or any other legal process.

     11.5 PERFORMANCE PENDING DISPUTE RESOLUTION. Unless otherwise terminated in accordance with the terms hereof, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect during the pendency of any proceeding under Clause 11.2.

     11.6 SURVIVAL. Unless otherwise terminated in accordance with the terms hereof, this Article XI shall survive the termination or expiration of this Agreement.


                                   ARTICLE XII


                                  MISCELLANEOUS

     12.1 NO PARTNERSHIP; AGENCY. The Shareholders expressly do not intend hereby to form an agency relationship or partnership either general or limited, under any jurisdiction's agency, partnership or other similar law. The Shareholders do not intend to be agents or partners of each other, or agents of or partners to any third party, or to create any other fiduciary relationship among themselves, solely by virtue of their status as Shareholders. To the extent that any Shareholder, by word or action, improperly represents to another Person that any Shareholder is an agent or partner of another Shareholder or that the Company is a partnership, the Shareholder making such representation shall be liable to any other Shareholder that incurs any Losses arising out of or relating to such representation.

     12.2 INDEMNIFICATION.

     (a) The Company shall indemnify each Shareholder and its Affiliates and each Director and officer of the Company (collectively, the "INDEMNIFIED PERSONS") against any Losses that any Indemnified Person may at any time become subject to or liable for in connection with claims brought against any of them on behalf of the Company or by a third party in connection with any of their status as a shareholder, director or officer of the Company or any of their service to or on behalf of the Company to the maximum extent permitted under applicable Law.

     (b) The Company hereby agrees to indemnify and hold harmless the Investors, their respective directors and officers and their Affiliates and the directors, officers, partners, Affiliates and controlling persons thereof (each, an "INVESTOR INDEMNITEE") from and against any Losses to which the Investor Indemnitee may become subject, in so far as such Losses may arise out of or result from any breach or inaccuracy of any representation, warranty or covenant expressly made by the Company or the failure of the Company to fulfill any express agreement or covenant contained in this Agreement; and Lu BVI and Yonghua Lu (CHINESE CHARACTERS) hereby agree to jointly and severally indemnify and hold harmless any Investor Indemnitee from and against any Losses to which such Investor Indemnitee(s) may become subject, in so far as such Losses may arise out of or result from any breach or inaccuracy of any representation, warranty or covenant made by the Company, the Existing Shareholders and/or the Controlling Individuals, or the failure of the Company, the Existing Shareholders and/or the Controlling Individuals to fulfill any agreement or covenant contained in this Agreement; provided that such Investor Indemnitee(s) will not have the right to be indemnified pursuant to this Clause 12.2(b) unless and until, with respect to any single claim, such Investor Indemnitee(s) shall have suffered, incurred, sustained or become subject to Losses when aggregated exceeding US$50,000, or with respect to any claims, such Investor Indemnitee(s) shall have suffered, incurred, sustained or become subject to Losses when aggregated exceeding US$150,000, after which such Investor Indemnitee(s) shall be entitled to indemnity under this Clause 12.2(b) for all Losses without regard to the US$50,000 or US$150,000 basket, as applicable.

     The maximum liability of the Company, Lu BVI and Yonghua Lu, collectively, under this Clause 12.2(b) and Section 10.1(a) of the Purchase Agreement shall be an amount equal to the Aggregate Purchase Price (as defined in the Purchase Agreement) paid by the Investors at the Closing under the Purchase Agreement plus the aggregate purchase price paid by Good Energies at the Second Closing, if the Second Closing takes place in accordance with the Purchase Agreement.

     (c) Notwithstanding anything to the contrary herein, each of the Company, the Existing Shareholders and the Controlling Individuals acknowledges that monetary remedy or damages would not be a sufficient remedy for any breach of this Agreement by the Company, the Existing Shareholders and the Controlling Individuals and, in addition to the remedies set forth herein, each of the Investors shall be entitled to specific performance and injunctive or other equity relief as a remedy for any such breach.

     12.3 ENTIRE AGREEMENT. This Agreement (together with the other Transaction Documents) constitutes the whole agreement among the parties hereto and thereto relating to the subject matter hereof and thereof and supersedes all prior agreements or understandings both oral and written among all of the parties hereto and thereto relating to the subject matter hereof and thereof.

     12.4 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Except for the rights to indemnification set forth in Clause 12.2, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.5 ASSIGNMENT.

     (a) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Parties.

     (b) Without prejudice to the foregoing clause (a), any Investor may at any time following the date of this Agreement transfer its rights or obligations under this Agreement to (i) any Permitted Transferee of such Investor without the written consent of the other Parties; (ii) any financial investors to whom its Shares are Transferred pursuant to the terms of this Agreement without the written consent of the Existing Shareholders; and (iii) any Person who is not a financial investor to whom its Shares are Transferred pursuant to the terms of this Agreement with the prior consent of the Existing Shareholders, provided that such consent shall not be unreasonably withheld.

     12.6 AMENDMENT; WAIVER.

     (a) This Agreement may not be amended, modified or supplemented except by a written instrument executed by each of the Parties.

     (b) No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights, powers or remedies provided at law or in equity.

     12.7 NOTICES. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five days prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering Party; (b) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the fifth day following posting, and (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch. The initial address and facsimile for the Parties for the purposes of this Agreement are:

     If to the Investors, to:

     Citigroup Venture Capital International Growth Partnership, L.P.

     c/o Citigroup Venture Capital International Asia Pacific Limited 26/F, Two Exchange Square
     Connaught Road, Central
     Hong KongFacsimile No.: (852) 2868-6667
     Attn: Timothy Chang and Anthony Lam

     Citigroup Venture Capital International Co-Investment, L.P.

     c/o Citigroup Venture Capital International Asia Pacific Limited 26/F, Two Exchange Square
     Connaught Road, Central
     Hong Kong
     Facsimile No.: (852) 2868-6667
     Attn: Timothy Chang and Anthony Lam

     Hony Capital II L.P.

     7F, Tower A, Raycom Info Tech Park
     No. 2 Kexueyuan Nanlu
     Haidian District
     Beijing, PRC 100080
     Facsimile No.: +86 (10) 6250-9181
     Attn: Ms. Deng Xihong

     LC Fund III L.P.

     c/o Legend Capital Limited
     10th Floor, Tower A
     Raycom Info. Tech Center
     No. 2 Ke Yue Yuan Nan Lu
     Zhong Guan Cun Haidian District
     Beijing 100080, China
     Facsimile No.: +86 (10) 6250-9105
     Attn: Mr. Zhu Linan

     with a courtesy copy to:

     Milbank, Tweed, Hadley & McCloy LLP
     3007 Alxandra House
     16 Chater Road
     Central, Hong Kong
     Facsimile No.: +852-2840-0792
     Attn: Edward Sun, Esq.

     If to Good Energies, to:

     Good Energies Investments Limited

     9 Hope Street, St. Helier
     Jersey, Channel Islands
     JE2 3NS
     Facsimile No.: 44 1534 754 510
     Attn: John Hammill

     with a courtesy copy to:

     Linklaters
     Unit 29
     Level 25 China World Tower 1
     No. 1 Jian Guo Men Wai Avenue
     Beijing, PRC
     Facsimile No.: +86 (10) 6505-8582
     Attn: Paul Chow and Mathew Lewis

     If to the Existing Shareholders, to:

     Yonghua Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Yonghua Lu (CHINESE CHARACTERS)

     WHF Investment Co., Ltd

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Hanfei Wang (CHINESE CHARACTERS)

     Yongqiang Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999
     Attn: Rongqiang Cui (CHINESE CHARACTERS)

     Yongliang Solar Power Investment Holding Ltd.

     No. 666 Linyang Road

     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999
     Attn: Yongliang Gu (CHINESE CHARACTERS)

     Yongfa Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Haijuan Yu (CHINESE CHARACTERS)

     Yongxing Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Xingxue Tong (CHINESE CHARACTERS)

     Yongguan Solar Power Investment Holding Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557
     Attn: Yuting Wang (CHINESE CHARACTERS)

     Forever-Brightness Investments Limited

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999
     Attn: Min Cao (CHINESE CHARACTERS)

     If to the Controlling Individuals, to:

     Yonghua Lu (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557

     Hanfei Wang (CHINESE CHARACTERS)

     No. 666 Linyang Road

     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557

     Rongqiang Cui (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999

     Yongliang Gu (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999

     Haijuan Yu (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557

     Xingxue Tong (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557

     Yuting Wang (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (531) 8311-0557

     Min Cao (CHINESE CHARACTERS)

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999

     If to the Company, to:

     Solarfun Power Holdings Co., Ltd.

     No. 666 Linyang Road
     Qidong City, Jiangsu Province
     PRC
     Facsimile No.: +86 (21) 6309-0999
     Attn: Mr. Min Cao (CHINESE CHARACTERS)

     with a courtesy copy to:

     Shearman & Sterling LLP

     2318 China World Tower 1
     No. 1 Jian Guo Men Wai Avenue
     Beijing, PRC 100004
     Facsimile No.: +86 (10) 6505-1818
     Attn: Alan Seem, Esq.

     12.8 COUNTERPARTS. This Agreement may be signed in any number of counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

     12.9 SEVERABILITY. If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality or enforceability of any other provision of this Agreement.

     12.10 FURTHER ACTS AND ASSURANCES. Each Party shall give such further assurance, provide such further information, take such further actions and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide and take so as to give full force and effect to the provisions of this Agreement.

     12.11 CONFLICT. In case of any inconsistency between the Articles of Incorporation and this Agreement, the Shareholders will amend the Articles of Incorporation to ensure that the Articles of Incorporation are consistent with this Agreement.

                      [Signatures follow on the next page.]

     IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be duly executed by its respective authorized officers:

                                       EXISTING SHAREHOLDERS:

                                       YONGHUA SOLAR POWER INVESTMENT
                                       HOLDING LTD.



                                       By: /s/: Yonghua Lu
                                           -------------------------------------
                                       Name:  Yonghua Lu (CHINESE CHARACTERS)
                                       Title: Director



                                       WHF INVESTMENT CO., LTD.



                                       By: /s/: Hanfei Wang
                                           -------------------------------------
                                       Name:  Hanfei Wang (CHINESE CHARACTERS)
                                       Title: Director



                                       YONGQIANG SOLAR POWER INVESTMENT
                                       HOLDING LTD.



                                       By: /s/: Rongqiang Cui
                                           -------------------------------------
                                       Name:  Rongqiang Cui (CHINESE CHARACTERS)
                                       Title: Director



                                       YONGLIANG SOLAR POWER INVESTMENT
                                       HOLDING LTD.



                                       By: /s/: Yongliang Gu
                                           -------------------------------------
                                       Name:  Yongliang Gu (CHINESE CHARACTERS)
                                       Title: Director

                                       YONGFA SOLAR POWER INVESTMENT
                                       HOLDING LTD.



                                       By: /s/: Haijuan Yu
                                           -------------------------------------
                                       Name:  Haijuan Yu (CHINESE CHARACTERS)
                                       Title: Director



                                       YONGXING SOLAR POWER INVESTMENT
                                       HOLDING LTD.



                                       By: /s/: Xingxue Tong
                                           -------------------------------------
                                       Name:  Xingxue Tong (CHINESE CHARACTERS)
                                       Title: Director



                                       YONGGUAN SOLAR POWER INVESTMENT
                                       HOLDING LTD.



                                       By: /s/: Yuting Wang
                                           -------------------------------------
                                       Name:  Yuting Wang (CHINESE CHARACTERS)
                                       Title: Director



                                       FOREVER-BRIGHTNESS INVESTMENTS
                                       LIMITED



                                       By: /s/: Min Cao
                                           -------------------------------------
                                       Name:  Min Cao (CHINESE CHARACTERS)
                                       Title: Director



                                       CONTROLLING INDIVIDUALS:

                                       YONGHUA LU (CHINESE CHARACTERS)



                                       By: /s/ Yonghua Lu
                                           -------------------------------------

                                       HANFEI WANG (CHINESE CHARACTERS)



                                       By: /s/ Hanfei Wang
                                           -------------------------------------


                                       RONGQIANG CUI (CHINESE CHARACTERS)



                                       By: /s/: Rongqiang Cui
                                           -------------------------------------



                                       YONGLIANG GU (CHINESE CHARACTERS)



                                       By: /s/: Yongliang Gu
                                           -------------------------------------



                                       HAIJUAN YU (CHINESE CHARACTERS)



                                       By: /s/: Haijuan Yu
                                           -------------------------------------



                                       XINGXUE TONG (CHINESE CHARACTERS)



                                       By: /s/: Xingxue Tong
                                           -------------------------------------



                                       YUTING WANG (CHINESE CHARACTERS)



                                       By: /s/: Yuting Wang
                                           -------------------------------------



                                       MIN CAO (CHINESE CHARACTERS)



                                       By: /s/: Min Cao
                                           -------------------------------------

                                       INVESTORS:

                                       CITIGROUP VENTURE CAPITAL
                                       INTERNATIONAL GROWTH PARTNERSHIP,
                                       L.P.



                                       By: CITIGROUP VENTURE CAPITAL
                                           INTERNATIONAL PARTNERSHIP G.P.
                                           LIMITED, as General Partner



                                       By: /s/: Michael Robinson
                                           -------------------------------------
                                       Name:  Michael Robinson
                                       Title: Director



                                       CITIGROUP VENTURE CAPITAL
                                       INTERNATIONAL CO-INVESTMENT, L.P.



                                       By: CITIGROUP VENTURE CAPITAL
                                           INTERNATIONAL PARTNERSHIP G.P.
                                           LIMITED, as General Partner



                                       By: /s/: Michael Robinson
                                           -------------------------------------
                                       Name:  Michael Robinson
                                       Title: Director



                                       HONY CAPITAL II, L.P.



                                       By: /s/ Xihong Deng
                                           -------------------------------------
                                       Name:
                                       Title:



                                       LC FUND III, L.P.



                                       By: Linan Zhu
                                           -------------------------------------
                                       Name:
                                       Title:

                                        MOHAMED NASSER HARAM



                                        By: /s/ Mohamed Nasser Horam
                                            ------------------------------------



                                        RASHEED YAR KHAN



                                        By: /s/: Rasheed Yar Khan
                                            ------------------------------------



                                        GOOD ENERGIES INVESTMENTS LIMITED



                                        By: /s/ John Hammill
                                            ------------------------------------
                                        Name:
                                        Title: Director



                                        By: /s/ Paul Bradshaw
                                            ------------------------------------
                                        Name:
                                        Title: Director



                                        THE COMPANY:

                                        SOLARFUN POWER HOLDINGS CO., LTD.



                                        By: /s/ Yonghua Lu
                                            ------------------------------------
                                        Name:
                                        Title: